EXHIBIT 3
Execution Copy
STOCKHOLDER VOTING AGREEMENT
     This STOCKHOLDER VOTING AGREEMENT (this “Agreement”), dated as of April 28, 2008, is entered into by and among G&R Acquisition, Inc., a Delaware corporation (the “Parent”), G&R Acquisition Subsidiary, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (the “Purchaser”), and certain stockholders of Max & Erma’s Restaurants, Inc., a Delaware corporation (the “Company”), each of which is identified on Schedule A attached hereto (each a “Stockholder” and collectively, the “Stockholders”).
     WHEREAS, simultaneously with the execution of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company continuing as the surviving entity (the “Merger”), upon the terms and conditions set forth in the Merger Agreement;
     WHEREAS, as of the date hereof, each Stockholder is the Beneficial Owner (as defined below) of the number of Company Common Shares (including Company Common Shares which hereafter may be issued pursuant to any exercise of any option or warrant) set forth opposite such Stockholder’s name in Schedule A (such Stockholder’s “Owned Shares”); and
     WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, the Stockholders have agreed to enter into this Agreement; and
     WHEREAS, the Stockholders will benefit directly and substantially from the Merger Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:
10. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:
     “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to any Stockholder, “Affiliate” shall not include the Company or the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.
     “Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having voting power and/or investment power (as determined pursuant to Rule 13d-3(a) under the Exchange Act) over such securities, including pursuant to any agreement, arrangement or understanding, whether or not in writing.
     “Beneficial Owner” with respect to any securities means a Person who has Beneficial Ownership of such securities.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof (other than by operation of law), the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning. Notwithstanding the foregoing, a Transfer shall not include the exercise of any remedies by a pledgee following an event of default with respect to any pledged shares that are disclosed on Schedule A.
11. Representations and Warranties; Beneficial Ownership. Each Stockholder hereby individually (and not jointly or severally) represents and warrants to Parent that:
     (a) Such Stockholder Beneficially Owns or controls (regardless of in what capacity) the number of shares of the Company’s common stock, par value $0.10 per share, set forth on Schedule A hereto (each Stockholder’s “Owned Shares”) free from any lien, encumbrance or restriction whatsoever, except for pledged shares as set forth on Schedule A, and with full power to vote the Owned Shares without the consent or approval of any other person, and that the Owned Shares constitute all of the capital stock of the Company Beneficially Owned by such Stockholder.
     (b) Such Stockholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. In the case of each Stockholder who is not a natural person, no other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby;
     (c) This Agreement has been duly and validly executed and delivered by such Stockholder and when duly and validly executed and delivered by Parent and Merger Sub will constitute a valid and binding agreement of such Stockholder, enforceable in accordance with its terms; and
     (d) Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.
12. Agreement to Vote. From the date hereof until the termination of this Agreement pursuant to Section 7, each Stockholder agrees that he, she or it will (a) at such time as the Company conducts a meeting (including any adjournment thereof) of or otherwise seeks a vote or consent of its stockholders for the purpose of approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, such Stockholder will vote, or provide a consent with respect to, the Owned Shares in favor of approving the Merger Agreement and the transactions contemplated by such Agreement, including the Merger, and (b) such Stockholder will (at any meeting of stockholders or in connection with any consent solicitation) vote all Owned Shares against, and will not consent to, any Takeover Proposal with a Person other than Parent and Merger Sub or any action that would or is designed to delay, prevent or frustrate the Merger.
13. No Transfer or Solicitation. Each Stockholder agrees that from and after the date hereof and other than as contemplated by the Merger Agreement or as a result of the death, liquidation or dissolution of Stockholder (so long as such transferee takes such shares subject to this Agreement, including its terms and restrictions and agrees to be bound hereby as though an original signature hereto), he, she or it will not (a) directly or indirectly Transfer, or enter into any contract, option, commitment or other arrangement or understanding with respect to the Transfer of any of the Owned Shares, other than to any Person (including any Affiliate of the transferring Stockholder) who agrees to be bound by the terms of this Agreement; (b) exercise any appraisal rights available to such Stockholder pursuant to Section 262 of the Delaware General Corporation Law; and (c) take any action or omit to take any action which would prohibit, prevent or preclude such Stockholder from performing its obligations under this Agreement. Each Stockholder will use his, her or its reasonable best efforts to ensure that his, her or its investment bankers, attorneys, accountants, agents or other advisors and representatives do not take action in contravention of this Section 4.
14. Reasonable Efforts. Each Stockholder agrees to execute and deliver all such further documents, certificates and instruments and to take all reasonable actions as may be necessary or appropriate to effect the agreement to vote the Owned Shares as provided in Section 3.
15. Inadequate Remedy at Law. The Stockholders understand, agree and acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any Stockholder to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity, and (b) that each Stockholder waives, in any action for specific performance, the defense of adequacy of a remedy at law, and the posting of any bond or security in connection with any proceeding related thereto.
16. Termination. This Agreement, and all rights and obligations hereunder, shall terminate upon the earlier to occur of (a) the Effective Time of the Merger, (b) the date of termination of the Merger Agreement in accordance with Section 7 of the Merger Agreement, (c) the date on which the Merger Agreement is amended, or any provision thereof is waived, in either case in a manner that would reasonably be expected to have an adverse effect on any Stockholder, and (d) any date on which Parent or Merger Sub are or become in material violation of the terms of the Merger Agreement.

17. Stockholder Capacity. No Stockholder executing this Agreement nor any partner, member, employee or Affiliate of a Stockholder who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer of the Company, and this Agreement does not bind any partner, member, employee or Affiliate of a Stockholder in such person’s capacity as a director or officer. Each Stockholder executing this Agreement does so solely in such Stockholder’s capacity as the owner of record and/or Beneficial Owner of the Owned Shares and nothing herein shall limit or affect any actions taken or omitted to be taken by a Stockholder, or any partner, member, employee or Affiliate of a Stockholder, in his or her capacity as an officer or director of the Company (including, for the avoidance of doubt, any action in the discharge of fiduciary duties in compliance with the Merger Agreement); provided that, nothing in this Section 8 shall be deemed to permit any Stockholder to take any action on behalf of the Company that is prohibited by the Merger Agreement (including, but not limited to, taking or causing any other Person to directly or indirectly take any action that would be prohibited by the Company or its Representatives under Section 5.1.3 of the Merger Agreement).
18. Miscellaneous.
     (a) Severability. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.
     (b) Amendments and Waivers. This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that, Parent may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any other party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in a writing executed by Parent.
     (c) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise), in whole or in part, without the prior written consent of the other parties; provided, that Parent may assign any or all rights under this Agreement to any subsidiary of Parent.
     (d) Entire Agreement; No Third Party Beneficiaries. This Agreement, along with the specific references to the Merger Agreement, constitutes the complete, final and exclusive agreement among the parties and supersedes any and all prior agreements and understandings, written or oral, among the parties heretofore made with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     (e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to any principles of conflict of laws.
     (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart signature page has been signed by each party hereto and delivered to the other party (which delivery may be by facsimile).
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[Stockholder Signature Page to Stockholder Voting Agreement]
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Mark F. Emerson, an individual
/s/ Mark F. Emerson
Mark F. Emerson

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[Parent’s and Purchaser’s Signature Page to Stockholder Voting Agreement]

G&R ACQUISITION, INC.
By:	/s/ Gary L. Reinert, Sr.
	Name:	Gary L. Reinert, Sr.
	Title:	President

G&R ACQUISITION SUBSIDIARY, INC.
By:	/s/ Gary L. Reinert, Sr.
	Name:	Gary L. Reinert, Sr.
	Title:	President

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SCHEDULE A
STOCKHOLDERS

NUMBER
NAME	ADDRESS	OF SHARES
Mark F. Emerson	c/o Max & Erma’s Restaurants, Inc. 4849 Evanswood Drive Columbus, Ohio 43229	254,490 (Includes 6,000 shares which may be purchased under stock options exercisable within 60 days of December 31, 2007.)*

*	Mr. Emerson has pledged 248,490 shares as security.

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